EXHIBIT 2

Comptroller of the Currency Administrator of National Banks
Washington, D.C. 20219

Certificate of Corporate Existence and Fiduciary Powers

I, John C. Dugan, Comptroller of the Currency, do hereby certify that:

1.           The Comptroller of the Currency, pursuant to Revised Status 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2.           “Union Bank, National Association,” San Francisco, California, (Charter No. 21541) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

[SEAL]
IN TESTEMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this January 8, 2009.

/s/ John C. Dugan
Comptroller of the Currency